Exhibit 99.1

Operator:  Good morning ladies and gentlemen and thank you for standing by. Welcome to the Sunstone Hotel Investors Second Quarter 2020 Earnings Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. I would like to remind everyone that this conference is being recorded today August 4, 2020 at 12:00 pm Eastern Time. I will now turn the presentation over to Mr. Aaron Reyes, Vice President of Corporate Finance and Treasurer. Please go ahead.

Aaron Reyes:  Thank you operator and good morning everyone. By now you should all have received a copy of our second quarter earnings release and supplemental which were made available earlier today. If you do not yet have a copy you can access them on our website. Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10Qs, 10Ks and other filings with the SEC which could cause actual results to differ materially from those projected. We caution you to consider these factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information including Adjusted EBITDA, Adjusted FFO and Hotel Adjusted EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

With us on the call today are John Arabia, President and Chief Executive Officer and Bryan Giglia, Chief Financial Officer. After our remarks, we will be available to answer your questions. With that I would like to turn the call over to John, please go ahead.

John Arabia:  Thanks Aaron. Good morning everybody and thanks for joining us today. As you are aware, we are in unprecedented times and our second-quarter results are nothing short of sobering as the hotel industry and much of our portfolio remain effectively closed and with limited revenue in the quarter. But all is not lost.  We are pleased to report that we are in the process of resuming operations at many of our hotels; occupancy trends at those hotels that have resumed operations are encouraging; our estimated cash burn rate is less than we had estimated and should continue to gradually decline; and, our low leverage and sizeable cash position not only protect us during these challenging times but allow us to play offense when many others are likely to be focused on shoring up liquidity.

Today I'll first review the progress made towards resuming operations ta our hotels and provide some commentary on our operating trends. I'll then discuss the revised estimated of our monthly cash burn rate which has improved from the range provided last quarter and talk about recent steps taken to enhance our already sizeable and enviable liquidity position.  In closing I will provide an update on a few of our ongoing capital projects before I turn it over to Bryan to provide more details on our recent earnings, liquidity and dividends.

So let's talk about our recent operating results starting with the pace at which our hotels resumed operations. Of our 19 hotels, four have remained in operations for the duration of the pandemic including the Embassy Suites La Jolla, Renaissance LAX, Renaissance Long Beach and Boston Park Plaza.  Six hotels that had suspended operations have recently reopened, including Ocean's Edge in early June and five other hotels in early to Mid-July, leaving us today with 10 of our 19 hotels in operation and currently welcoming guests.  With only a small subset of our hotels operating our second-quarter revenues were only $10 million while RevPar and total portfolio revenue declined by 98 and 97%, respectively, compared to the second quarter of last year.  Over the same period our total property-level operating expenses were $54 million resulting in property-level EBITDA loss of $44 million in the second quarter. While perhaps hard to believe, the property-level loss was several million dollars less than we had anticipated as we were able to work with our operators to streamline operations, eliminate nonessential services and reduce property-level expenses by an unprecedented 73% from the prior year.

Like much of the industry, occupancy for our operating hotels during the quarter hit a low in April and gradually improved as the months progressed.  The four hotels that have maintained operations throughout this year witnessed an average occupancy of 39% in March, declined to a low of just 8% in April and gradually increased to 13%, 16% and now nearly 23% in May, June and July, respectively, despite increased concerns about a recent spike in COVID cases.  Similarly, Ocean's Edge which resumed operations in early June quickly ramped up to sustained occupancy levels near 50% by mid-June and remained there through early July, but has since witnessed occupancy levels in the mid to high 30% range as a result of the resurgence of COVID cases in Florida.  The six hotels that resumed operations in June and July, in general, achieved an occupancy percentage levels in the teens within the first two weeks of opening. For these hotels, this low occupancy level is generally sufficient to reduce but not eliminate the operating losses and cash drag despite the increased cost of enhanced cleaning protocols and protective measures taken to keep the hotel associates and guests safe.

On our last call we provided an estimate of our monthly cash burn assuming most hotels had suspended operations and those that were in operation would run very low occupancies as was the case in the second quarter.  Three months ago we estimated that we would incur property-level cash losses of approximately $18 to $21 million a month and $10 to $11 million a month of corporate expenses, debt service, preferred dividends and capital spend for a total monthly cash burn of $28 to $32 million, which again includes CAPEX but does not include extraordinary items.  I'm happy to report that as a result of strong expense controls in the past quarter, our estimate of property-level cash burn has been reduced by approximately $4 million a month, resulting in total monthly cash burn of approximately $25 to $28 million or a 10% decline which is inclusive of approximately $3 to $5 million of monthly CAPEX.  Furthermore, as hotels generally resume operations and occupancy slowly increases, our cash burn rate is expected to be reduced further.  Assuming the 10 hotels in operations continue to operate at recent levels, keep in mind that five of these hotels did not open until July, our property-level cash losses would be reduced by roughly $1 to $2 million a month to approximately $12 to 1$5 million.  When combined with our corporate requirements, our total cash burn rate on average is estimated to be between $23 and $27 million or nearly a 20% decline from our previous range. Again we would expect this cash burn rate to gradually decline as we methodically resume operations at additional hotels and as occupancy builds, which has been the case over the past couple of months.

So let's turn our discussion to group dynamics and it means for near term operating fundamentals.  As you can imagine nearly all of our group business canceled in the second quarter. Other than a few government groups, 96% of our second quarter group room nights on the books prior to the onset of the pandemic, canceled.  For the third quarter the trend is expected to be virtually the same as 95% of the group business on the books pre-COVID has already canceled.  As the pandemic continues group cancelations for the fourth quarter have increased as well. Currently, nearly 2/3 of our fourth-quarter group nights on the books pre-COVID have canceled. We remain hopeful that several of these groups will materialize in the fourth quarter particularly as we begin to resume operations in a few of our large group hotels including the Hilton Bay Front next week.  However, we believe that group business will not return in scale until there is a greater comfort in traveling and congregating. This means that group business is unlikely to return in a meaningful way until a vaccine and or reliable therapeutics are developed, which we remain hopeful will be the case by the end of the year.

The silver lining in terms of group business is that our strategy of keeping sales professionals on property and taking care of our customers is paying off. Since March, we booked 86,000 new group rooms for all future months.  In addition to the new bookings we have thus far rebooked 138,000 group room nights that previously canceled, or 23% of all canceled group room nights since the start of the pandemic.  Furthermore, an additional 61,000 group room nights that had been canceled have expressed their intent to rebook and are at various stages of reworking their group contracts which would increase our rebook percentage to 32% of total canceled group room nights.  Taking together recently booked groups and definitive or tentative rebook groups, represent approximately $70 to $75 million of group rooms revenue and roughly $100 million of total group revenue.  We are confident we could not have captured all of this business if we did not keep sales professional on property to work with and take care of our meeting planners and group customers.  I would like to thank all the hard-working management teams and sales professionals that have rebooked this very important future business.  For 2021, while our pure group room night paces down, we have approximately 577,000 group rooms on the books representing $145 million of group rooms revenue.  We have nearly 16% of our 2021 occupancy on the books, which is slightly below our three-year average of approximately 18% at this time of the year.  As we continue to rebook canceled room nights, we could cross over into 2021 with significantly more groups on the books than we originally expected. For context, we all knew 2021 was going to be down in terms of group business compared to our initial 2020 expectations.  Furthermore, we continue to see relative strength in leisure and government business at certain hotels including those in Boston, Key West and Southern California.  And while it's still early we are starting to slowly see the return of business transient travelers at a few of our hotels albeit starting from a very small base.

So where does this leave us in terms of resuming operations at our remaining 9 hotels?  Well, we are likely to resume operations at two to three more hotels in August as well as another few hotels in the September and October time periods. That said, it is important to mention that one or more hotels may not resume operations until later this year due to ongoing government travel restrictions and quarantine rules, or ill-conceived cleaning mandates brought on by various city councils across the country that not only increase operating costs and therefore delay the resumption of operations, but more importantly increase health risk to both hotel associates and guests alike.  Assuming we open hotels on this general; timeline and meet our estimated occupancy thresholds, we will likely reduce our monthly cash burn rate even further.

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So let's switch gears and talk a bit about our significant and enviable liquidity position. By the end of the quarter, we repaid $250 million of the $300 million line draw that we completed back in late March out of an abundance of caution.  In July, we increased our liquidity through the previously disclosed sale of the Baltimore Renaissance.  Excluding the $50 million of remaining line balance at the end of the quarter and including the net proceeds from the sale of the Baltimore Renaissance, we held approximately $570 million of unrestricted cash at the end of the quarter on a pro forma basis. This low average and significant cash balance gives us ample liquidity to weather the storm even if it lasts for a prolonged period and to meet our commitments and to take advantage of opportunities that we believe will become available in the next several quarters.  This is an enviable position and one that is not shared by many others.

Now let's talk about our ongoing capital projects.  As you are likely to remember we postponed approximately $35 million of capital projects this year leaving approximately $40 million of our 2020 budgeted renovations.  At the same time, taking a long-term view of our business, we accelerated $6 to $8 million of very disruptive projects that were on hold awaiting a quiet time to be completed. I'm happy to report that our largest project of the year the repositioning of the Marriott Portland will be ready to open in September and the hotel looks fantastic.  Furthermore, we have completed or close to completing three of the projects that were accelerated including the atrium flooring at Renaissance Orlando, the escalators and porte-cochere at the Renaissance DC and the addition of 32 beautiful lanai decks at Wailea Beach Resort which significantly increased the appeal of these ocean-front rooms  The good news is that most of our capital projects were heavily loaded in the first half of the year and our capital investment are expected to decline to only $18 to $22 million in the second half of the year.

To sum things up we believe the worst is behind us.  Ten of our 19 hotels are operating and we expect to open additional hotels in August and September, the hotels that remain open or have resumed operations have witnessed encouraging occupancy trends and are reducing our overall losses in cash burn, and finally, our significant cash on hand before drawing down on our credit facility not only provides us with incredible stability during these uncertain times but will allow us to fund attractive investments earlier than others who may be more focused on shoring up liquidity.

With that, I will turn it over to Bryan. Bryan, please go ahead.

Bryan Giglia:  Thank you, John, and good morning everyone. As of the end of the quarter, we had $540 million of unrestricted cash including $50 million drawn on our $500 million credit facility.  Subsequent to the end of the quarter we completed the sell of Renaissance Baltimore for gross proceeds of $80 million. Adjusting for the sale, our pro forma cash balance is over $600 million.  Following the end of the quarter, we also finalized amendments to our unsecured debt providing accounting holidays through the first quarter 2021 with the next covenant test being Q2 2021.  The amendment provides necessary relief during the pandemic-impacted time periods while also providing flexibility to invest in our portfolio and to pursue acquisition opportunities.  Our balance sheet strength and ample liquidity have positioned us not only to survive the economic shock we are experiencing but to also come out of this with more flexibility and ability to capitalize on opportunities than many others will have.

We continue to focus on managing our costs and minimizing hotel expenses while maintaining our properties in good condition and are opportunistically investing in projects that would have resulted in material displacement.  Working with our operators we have reduced operating expenses by approximately 73%. Based on our current projected cash burn rate of $23 to $27 million per month, which reflects the hotels open as of the end of July, we estimate that we have approximately two years of liquidity based on existing cash.  Again, that is nearly 24 months of liquidity before we would need to take on any additional leverage from proceeds from our line or other capital sources including asset sales, which could extend that liquidity up to another two to three years.  It is important to note that our estimated cash burn includes $3 to $5 million a month of capital investment in our portfolio. We could always curtail that investment if it was needed. This is a very important distinction.  When we emerge from this pandemic, we will have significantly more capacity than others. Our balance sheet was already designed to handle a major downturn so even if we emerge into a recessionary macro environment, which is likely, we will need to access additional equity capital to shore up our balance sheet or right-size our leverage. This may not likely be the case with everyone in our industry.

Shifting to second-quarter operations.  Financial results are provided in our earnings release and in our supplemental. Second quarter operations reflect the most dramatic decline in domestic demand the industry has seen.  Second quarter adjusted EBITDA was a loss of $47 million and second quarter adjusted FFO per deluded share was a loss of $0.31.  Second quarter earnings were negatively impacted by $7.5 million which included $6.4 million related to current and future wages and benefits

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for furloughed or laid off hotel employees and $1.1 million of severance pay related to workforce restructuring.  Additionally, during the second quarter we incurred an impairment totaling $18 million relating to the sale of the Renaissance Baltimore.

Now turning to dividends, as John previously mentioned, in an effort to preserve liquidity we have suspended our common dividend.  Depending on whether or not there is taxable income this year will determine when our common dividend will be reinstated.  At this time, we do not anticipate taxable income or the need for any additional distributions in 2020.  Separately, our board has approved the routine quarterly distributions for both outstanding series of our preferred securities.

With that, I would like to now open the call to questions. Operator, please go ahead.

Operator:  Thank you. If you would like to ask a question, please signal by pressing star 1 on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, please press star 1 if you would like to ask a question. We will pause for just a moment to allow everyone an opportunity to signal for questions. We will now take our first question from Lukas Hartwich from Green Street Advisors. And caller your line is now live.

Lucas Hartwich:  Hey just curious, I think everyone is surprised a little bit with how well technology is helping everyone do business in this current environment. I'm just curious looking out further than the next year or two or maybe three to five years out I'm just curious what you think the potential long-term impact could be on business travel demand particularly business transient?

John Arabia:  Very good question, Lukas. You know, fortunately, I think this is everybody's first pandemic and so we're trying to figure out these both the short term and the long-term implications of this. I would agree that technology has made it easier for people to do their business at home. I continue to believe that face to face interaction is critically important and every time I have heard that technology will end up eliminating corporate travel that proves not to be the case particularly when some of these competitors go out and get the business.

So I do think on the margin particularly in the near term I think that business travel is likely to be down.  Longer-term particularly in those areas where we are located with what I believe is Long-Term Relevant Real Estate, I feel comfortable that will be fine.

Lukas Hartwich:  That's helpful. And then I was also curious, you know, with this experience we're going through has this altered at all some sense of strategy in terms of what types of hotels do you want to invest in, what markets and things like that?

John Arabia:  Not really. You know while this is obviously a major blow to the economy, to all of us, to major markets.  I still believe in the long-term relevance of several of the areas that we are located. You take a property like Wailea even though it's effectively shut right now and it could be one of the hotels that opens up last in our portfolio, not last but at the longer end so to speak, I continue to believe that that is a hotel and that is a market that will be highly sought after from the traveling public.  I would though say that there are probably a couple of markets that will end up doing better or have moved up in the rankings and a couple of markets that I think have probably moved down in the rankings.  New York, I would put at a market that I think is going to struggle for some time. San Francisco which I think was probably the darling of the industry for so long and people couldn't get enough San Francisco exposure, given some of the challenges in that market, I think a little bit of the bloom has come out of the rose there.

Lukas Hartwich:  Great. Thank you.

Operator:  Our next question comes from Smedes Rose with Citi. Caller, your line is live.

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Smedes Rose:  Hi. Good morning. We are just wondering what the timing of potential assets that would be of interest to you guys, what you are seeing in terms of assets potentially coming to market?

John Arabia:  We started seeing just a trickle in terms of potential opportunities.  Those were fairly highly sought after by a fairly large group of folks. In fact, it was a bit surprising how many people were bidding on the one or two hotels that we've already seen come to market. Other than that, I still believe it's early days in that regard.

Lenders are providing forbearance. People are trying to figure things out so to speak.  I do I believe that it's going to take a few quarters to sort many of those items out and we believe that at a certain point lenders will stop giving us much leeway in terms of forbearance or other.  I think it's going to force some people's hands.  In the near term, I don't believe that there is a lot of opportunities but, I think in a few quarters that's going to start working its way through.

Smedes Rose:  All right. Thanks.

John Arabia:  Thank you.

Operator:  Our next question comes from David Katz from Jefferies. Your line is now live.

David Katz:  Hi. Good morning everyone. Good afternoon depending on where you might be and thank you for including me. I wanted to just ask, you know, obviously the core thrust of, you know, the opportunity you have could include, you know, buying assets or and I know if this is repetitive from me I apologize, but, you know, entire companies, you know, have you set any boundaries around whether corporate acquisitions are included or excluded?

John Arabia:  I think that's always something we would look at, but the hurdle is pretty high David. First and foremost, it would have to include a significant portion of a Long-Term Relevant Real Estate. I'm not really interested in nor is our board or management team interested in just bulking up for size's sake. I find that that does very little, in fact probably goes the wrong way.  In the current time period balance sheet strength, the relative balance sheet strength would also play into that because there is a few of us that I would day have a real strength in terms of the balance sheet and it would be a real struggle to take over somebody that was on the opposite side of the spectrum.  So there are at least two hurdles in addition to the other hurdles of does the price make sense and can you get over the social issues. But as you know, we actively underwrote two of the three M&A opportunities that have presented themselves over the past few years now and something that I'm sure we will be invited to the table if something came up.

David Katz:  Right. And just following up, how do you think about the, you know, the balance between, you know, being opportunistic and sort of buying low if we were to hypothetically pick a market, you know, like, you know, it may be a bad example but Hawaii, right, where, you know, assets could be challenged for a little while and therefore may be an opportunity versus kind of immediate accretion where, right, I mean you may be buying something that's in a little better operating position today that you may have to pay for, right?

John Arabia:  Yeah, not as focused on the short term. You just need to be able to make sure you get through the other side. And what I mean by that is we would fully anticipate anything we're looking at here in the near term probably has very challenged near term cash flow scenarios just like a good portion of our existing portfolio. But if we are confident in the market and confident in the asset and confident in what we can do with it, even though the cap rate might look tragic so to speak in the short term and if we believe in the long term value we have no problem pulling the trigger on something like that.

David Katz:  Okay. Good luck. Thank you.

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John Arabia:  Thanks David. Have a good one.

Operator:  Our next question comes from Anthony Powell from Barclays. Your line is now live.

Anthony Powell:  Hi. Good morning. Just a question on asset sales I guess. Could you walk through maybe the sale of the Baltimore asset and the price and what's the process of future sales over the next couple of quarters?

John Arabia:  Sure, so Baltimore, we've actually been working on some time and even before the pandemic, I think it's widely known that we had that property under contract sell for close to $100 million pre-pandemic. Our buyer held things together and even though we fell out of contract at least once, if not twice, and put the project down, they kept coming back to us, and we ended up transacting at 20% lower.  That's an asset like many assets, it's probably going to have a short-term cash burn and so it's an asset, even though it's a nice physical asset, it is not a market that we felt strongly about that hit our strategy long term. So was a little bit of a hedge in that, you know, if a group comes back quicker well, we have other group hotels that will do just fine, probably even a little better.

If the group takes a while to come back, then we're probably okay letting that go at a 20% discount. In terms of other sales, we are contemplating other sales, although we're not interested at all in fire selling them at fire-sale prices. But something that strikes us, we'll see, but it strikes us that we'll need to have a debt markets come back a bit before we have a better transaction market.  Right now the CMBS market has come back, but just not for hotels. The bank market has come back, but not for hotels. And so there is a challenge in the hotel market right now that except for maybe a few, strong relationship, owner / finance your relationships, it's pretty difficult to get anything done without debt right now.

Anthony Powell:  Thanks, and then for Hawaii, we all know that there's a restriction on traveling to Hawaii. Do you think if those were to be lifted? Would you be able to get to hotel EBITDA positive at that hotel? Either once the current restrictions are lifted or once maybe the quarantine or testing requirements are lifted and I guess the question is if you're going to get the hotel open, what could your hotel cash burn be reduced by if you got to some kind of short term normalized level.

John Arabia:  That hard to say in terms of how quickly that would happen, but I will just leave you with this Anthony that I do believe that there's a significant amount of pent up demand for leisure in a destination like that a resort like that.  I feel comfortable that once we turn the switch on and we the airline etc, particularly if there are better therapeutics, etc. There will be demand for that hotel and those hotels along that strip.  So, overall I feel good about it.

Anthony Powell:  Thank you.

John Arabia:  Thanks, Anthony.

Operator:  Our next question comes from Dori Kestin with Wells Fargo. Please go ahead.

Dori Kestin:  Morning guys. Bryan, can you walk through the various outcomes that you can see for the Hilton Times Square?

Bryan Giglia:  We gave an update last quarter on the status of the Hilton Times Square at this point, since our last call, we don't really have an update. We continue to be engaged in conversation with our lender and the ground lessor, but don't have anything additional to disclose at this time.

Dori Kestin:  Okay, thanks.

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Operator:  Our next question comes from Bill Crow from Raymond James. Please go ahead.

Bill Crow:  Yeah. Good morning. Hey John. Can you just clarify, for the few hotels that have come to market that were decent fits with your portfolio, have you made bids on those? You were surprised by the level of activity?

John Arabia:  We were in the bidding process, yes, on one asset in particular. Yeah, we're in the bidding process. So that's an asset that would probably be announced here in the next month or two, the final buyer.  But there's just a real dearth of high-quality assets for sale. I would anticipate that that logjam will break, as people continue to struggle, high levered owners continue to struggle and looking for liquidity and banks start forcing those hands a bit.

Bill Crow:  Yes. Understood. You talked about the government imposed, I guess, kind of union originated cleaning restrictions and certainly San Francisco it's been talked about. Is there a fear that there's some contagion in that process?  You know, we're hearing about some picketing in Hawaii from workers, theoretically fearing going back to work. Can you just kind of tell us how you're thinking about some of the challenges in some of these marks in Chicago in New York etc.

John Arabia:  Now Bill, you hit the nail on the head, I do think that there's going to be in certain markets, there's going to be greater challenges, and which will delay reopening. Let me say this, the first and highest priority is the safety of the associates and the guests.  Working with our operator, we've come up with extensive protocols, we come up with extensive protections to keep the health and safety, high and again as the priority. I do though, believe that some of the mandates that have been originated by city councils, etc., it's not about health and safety. It's about trying to bring back as many people as possible in the near term, which I think is very short-sighted because what will end up happening is some of those protocols not only will delay reopening, which is unfortunate but it is what it is, but more importantly, we believe, will put people's health and safety at risk. So, you know, those conversations are going on unfortunately, they've taken a turn that I don't think is all that productive. But yes, it will delay the reopening of certain hotels.

Bill Crow:  Yes. I appreciate those comments. One final thing from the agenda. What are TripAdvisor scores doing for those guests that are coming to this new operating environment? Are they being understanding of the changes and are they expecting less and then are they surprised by what they get?  How are you monitoring them?

John Arabia:  Yeah, we are monitoring that.  So for example, Ocean's edge we've been very pleasantly surprised that we've received some very good TripAdvisor scores that, you know, the hotel was incredibly clean, they felt safe, all the protocols were in place.  They had enough room to not feel like they were being pushed by others, or, you know, felt impeded on by others. And so we've been pleasantly surprised in a place like that. I don't have anything more than anecdotal evidence for you though because, you know, there have been so few people staying at these hotels and we're just starting to reopen them.  Remember that five of or six of our hotels just reopened in the past couple of weeks. So we should have more information for you in the near term.  Another thing to think about is that some of the business that we have picked up wouldn't typically be our guest staying at some of the hotels that we have open right now.  We have relied more on some contract business, government business, etc. and, you know, also in this period, I think people are understanding that not everything is going to be open. I mean, not everything's opened down the street, the restaurants aren’t open down the street, et cetera.  So I think people are becoming more used to the fact that it's not completely business as usual. I have heard that some of the higher-end, this is just completely anecdotal Bill, but I have heard that some of the very higher-end hotels that have made cutbacks but are also charging very, very high rates because they're open service levels are not being delivered to people's expectations, and that can be a problem.

Bill Crow:  Interesting, John I always appreciate your comments. Thanks.

John Arabia:  Thanks, Bill.

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Operator:  Our next question comes from Rich Hightower from Evercore. Please go ahead.

Rich Hightower:  Hey, good morning out there, guys.

John Arabia:  Hey Rich.

Rich Hightower:  John, I want to go back to some of the prepared commentary around group pace, you know, touch and go as it is, but are you able to give us any indication of the pricing and the terms associated with some of those group contracts that are either tentatively being negotiated or renegotiated or really kind of how those elements are expected to play out, maybe in 2021 or 2022 at this point?

John Arabia:  Sure. So of the groups that we have rebooked, clearly one of the pieces of conversation is what happens if COVID continues?  So they're looking for flexibility as one is, as you can imagine. We're providing that flexibility, given the unknowns in the world right now.  Our operators are providing that flexibility. So that's I would say is a primary importance in these discussions. Finding spots has also been part of the discussion in terms of, you know when you go into let's say, our third quarter of next year where a good portion of the groups are now going.  We are kind of running out of the room, believe it or not, in some hotels. The good news is the groups that have been rebooked in the near term, and also call it 2021, the rates are flat to where they were.  Those going into 2022 and beyond, we're actually seeing increases in rates and the group planners have been accepting those increases in rates, etc. So the groups, in general, are just a tad bit smaller.  Let me clarify that. The groups that are rebooking tend to be the larger groups, but what they're coming back with is a slightly smaller number of group room nights, which makes sense.

Rich Hightower:  Okay, that is a helpful color.  Secondly, you know, I think we've all got a pretty good idea of where Sunstone stands relative to other REITs in terms of the balance sheet, capacity, flexibility, and that sort of thing. But John, what's your view of the competitor set in the private markets.  And as you think about private equity balance sheets or other players, you know, other traditional, non-traditional, how competitive do you think, you know, that group of folks is going to be targeting the same opportunities that Sunstone is going to be targeting over the next couple of years.

John Arabia:  Very good question. So let's start with what they currently have. Private Equity tends to run at higher leverage levels, it's not uncommon to see 70% to 80% leverage. And one of the reasons I think some of the opportunities are delayed is at that pricing level, the implied equity value is not significant if anything, and so that is going to delay transactions or those assets actually coming to the market.  But in terms of other private equity being active, I do believe that some of the larger household name private equity funds are very well capitalized right now and while they are dealing with their own issues of assets that they currently own, I do believe that private equity will be active in competing for some of those assets as well.

Rich Hightower:  Okay, great. Thank you.

Operator:  Our next question comes from Chris Woronka from Deutsche Bank. Please go ahead.

Chris Woronka:  Hey, good morning, guys. I want to ask you. Hey, morning John. I wanted to ask you, coming out of this, which may seem like a long time away, but they will come. And we've heard a lot of your peers talk about reimagining the operational model.  And you know, you guys have always been, I think on the forefront of running a hotel the right way. So in the context of some of these things we've seen in these markets like San Francisco, where they're trying to be onerous, at a time of despair, I mean, is it reasonable to think that there are still going to be, you know, productivity gains coming out of this and is there any way to think about that right now?

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John Arabia:  I do believe that there'll be productivity gains over the near medium term, even long term as we find out more efficient ways to conduct business. That will probably be easier to implement in certain markets versus others. But I do believe in that premise longer term. I do believe that it's also a little bit early to put a number behind those.  But those conversations are already transpiring with a sizable group of influential owners, and our brand partners our operating partners, who, by the way, I think are doing an excellent job working with us.  The dialogue with our operators, I don't think has ever been any better and really my hat's off to several of our operators both in the trenches at the hotels and the corporate level.

Chris Woronka:  Okay, fair enough. And then if you look to open more hotels, and maybe you can draw a little bit on the experience from the hotels you have reopened thus far. How much of an impact is there from the market perspective of when you opened a hotel is it that the demand Is there or is this reliant on stealing share from each player that reopens or remained open?

John Arabia:  Really tough to tell. You know, we're all trying to reopen some of us around the same time, but we've been pretty pleasantly surprised that once we've reopened hotels in markets where we had been monitoring that demand was coming in that we've reopened at occupancy levels kind of in the mid-teams in general for several of those for most of the hotels that we just recently reopened.  Which is a level where we can improve upon our current cash burn.  What we've also found is open hotels tend to garner more business than closed hotels and so we're pretty pleased that occupancy levels at a few of our hotels have actually increased quicker than we had thought.  As one of our hotels that on one day, last week ran occupancy level in the high 70% range, which, you know, it's only one day and it was a fair amount of government business, but we were pleased to get that business, obviously at lower rates. What we've also started to see which we weren't anticipating is we're actually starting to see some BT business come back into a few of our hotels.  It's not a huge amount of business but it's great to see that some of our corporate travelers are starting to come back at a few of our hotels and in a small and growing way. That's been an upside surprise that we weren't anticipating and that I'm hopeful that continues.

Chris Woronka:  Okay, very helpful. Thanks John.

Operator:  Our next question comes from Patrick Scholes with SunTrust.

Patrick Scholes:  Good morning, John and Bryan. John you expressed that there is private equity interest in individual assets. I wonder what you think about what might be the interest right now from private equity for purchasing hotel REITs outright. And to be clear, I'm not saying any one specific but just in general, what’s your gut?

John Arabia:  Well in limited discussions with a few of our colleagues or friends on the private equity side, it seems that there's been an increased level of interest actually in REIT share prices. I've heard through direct conversations and through the grapevine that they generally view that hotel REIT prices are trading at notable discounts to revised NAVs based on asset values that have declined meaningfully.  And so well it's not something that they normally do they are happy parking capital in the shares of some of the higher quality public companies. So that is what I've heard anecdotally.  We have seen obviously a couple of private equity firms taking positions or smaller positions in some of the REITs so, that seems to be happening. In terms of whether or not somebody could take down an entire company?  Probably, it will be a little easier if and when the debt markets return.  However, now certain private equity companies have top tier status with the banks and so that will come down to their relationships with those lenders to try and find capital.

Patrick Scholes:  Okay. Thank you for the caller on that. That's it.

Operator:  We will now take our next question from Smedes Rose with the City. Please go ahead.

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Michael Bilerman:  Hey, it's Michael Bilerman here with Smedes. John, I have two follow ups for you, one was just putting capital to work, how interested are you in buying sort of paper on assets and then working with the lenders to get a hold of the fee and an also, one of the comments you made was, you know, lenders are providing forbearance and sort of kicking the can down the road, I guess, are you actively talking to the lenders about trying to, you know, put yourself in a position for them to foreclose and then you know, you would be the equity partner to recapitalize the asset.

John Arabia:  Sure, hey, Michael. So the first question, are we interested in buying paper to try and get to the asset? We have looked at paper recently. In my experiences, it’s always a much more difficult and bumpy road than it seems on paper, no pun intended.  And so that's one where the discount would have to be so self-evident given the vagaries and uncertainties of foreclosure, deeds in the lieu, bankruptcy process, which always in what I've seen in a limited experience tends to be less certain, more expensive and longer than anybody anticipates. I wouldn't cross it off the list of things that we would do, but we would enter into it, I think with an appropriate level of conservatism perhaps.  To your second question, are we in discussions with lenders about providing an eventual home? Yes, we have had those conversations, and folks know where we stand in terms of our overall liquidity.  It's not an infinite bucket, Michael, until, you know, until we see improved share prices, and I'm not talking Michael about share prices going back to where they were pre-COVID or back to NAV levels pre-COVID, but share prices going back to reflect even the current values, the current private market values.  At that point, and we've seen this in the past, is that there is a certain time period that the REITs are afforded an equity cost of capital, that is accommodative to growth. That's what we're hopeful for.

Michael Bilerman:  Right.  Yeah, I was just thinking there is so much lodging debt on bank's books. Obviously, there's a ton of lodging debt within CMBS which is a little bit harder to have an active dialogue on, I would just have thought that trying to be, I assume a lender would be more than happy not to provide forbearance and actually get someone willing to pay the interest on the debt.  If, you know, you certainly have the balance sheet capacity to take on highly leveraged assets. So I would have that would be the biggest area for you to get some discounted assets into the company.

John Arabia:  Yeah, the problem right now Michael just speaking openly is you have some owners that are holding on to assets that know that they might be underwater but don't want to give up hope that they will be underwater, you know, in the medium or long term and so they're going to fight to stay in.

Michael Bilerman:  Right

John Arabia:  And that's the problem in the spot market. They might not have any equity but it needs to work itself out.

Michael Bilerman:  Right. And then I wanted to come back to your comment that you made to Greenstreet, just in terms of, you know, the impact of technology. And I agree with you from a face to face, as someone who hosts a major conference for our industry,   know that group interactions and being together in one place make sense but I don't think you can say the same thing about every single group and activity that's in the hotel world.  And, well I appreciate that element of your portfolio and the markets that you're in, you know, this whole where technology is today is so different than where it was 10 years ago, and certainly 20 years ago.  And this has been a forced adoption to everybody. And I think there has been some element of working these things into your day to day into the future, and so I guess I was taken aback by your comment that you know, everything's going to go back to normal when we have a vaccine or a therapeutic.  You don't think there's been some level of permanent impairment?  Like I look at like retail, you know you look at the retail market, there is a permanent impairment on retailers. Do you not think there's a permanent reduction from a lodging perspective, by the same impact?

John Arabia:  No, I don't believe that that was my comment, but let me restate it. I do believe in the near term that technology and this hit to the economy is going to have a near-to-medium-term impact on business travel.  The comment was really more towards we don't anticipate group coming back in any meaningful way until there is a therapeutic or vaccine, et cetera.  Longer-term, I think for the right assets and the right markets, I'm not as concerned about the technology, but I agree with you that improving technology is likely to have an impact on business travel, I don't disagree.

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Michael Bilerman:  Thank you.

John Arabia:  Thanks.

Operator:  Our next question comes from Bill Crow with Raymond James. Please go ahead.

Bill Crow:  Yeah, thanks for the follow-up. John it really goes back to acquisitions, not necessarily about Sunstone or private equity but just, you know, if you think back about the period after 2009 it was kind of the debt markets that ruined the party for REITs to be able to buy a lot have assets on the cheap and refinance became a good alternative.  If we think about what might happen four or five, six months from now, if we do get an effect of the vaccine, even if we haven't distributed it yet, you would anticipate the REIT share prices would certainly jump on that news.  The private market values would jump too, right? So is it possible the only real window we have is over the next, you know, four to six months?

John Arabia:  I don't think so, Bill. I mean, when I take a look back at the last cycle, we actually we were pretty active in acquiring hotels. Not in the downturn, of course, our balance sheet was a different balance sheet at the time.  But when I take a look at the opportunities, the opportunities went for a while. Now I want to set everybody's expectations, to say that there could be opportunities doesn't mean that they're going to be bargain basement, I think that there'll be more attractive opportunities than what we saw in the past three years. I think that'll be reflected in declines in price per key, etc. So Bill, I think there'll be opportunities past that.

Bill Crow:  Okay. Thank you.

John Arabia:  Thank you.

Operator:  Our next question comes from Anthony Powell with Barclays. Please go ahead.

Anthony Powell:  Hi, just one more follow up from me. You mentioned a couple of times about business transient coming up at some hotels, maybe some more detail, which hotels, which markets, what kind of industries where those customers coming from.

John Arabia:  BT accounts at a few of our hotels, particularly in Southern California, Long Beach, Embassy Suites La Jolla, and we've actually seen it in our hotels in Boston just a little bit.  It’s pretty small members, Anthony, but it's nice to see that we're actually getting some of that business coming through on the BT line.

Anthony Powell:  Are these consultants, lawyers, investment managers, or what kind of industry?

John Arabia:  Project work on a couple of them.

Anthony Powell:  Okay. Thanks.

John Arabia:  Thanks, Anthony.

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Operator:  This concludes today's question-and-answer session. I would now like to turn the call over to Mr. John Arabia.

John Arabia:  Thanks, everybody. Thanks for your interest and for being here today. And we around if you have any follow-up questions. Appreciate your interest. Have a great day.

Operator:  Ladies and gentlemen, this concludes today's call. You may now disconnect.

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